EXHIBIT 10.32


August 8, 2001


Mr. Sal Visca
c/o Infowave Software, Inc.

Dear Sal:

We are pleased to advise you that we have revised your 2001 Total Cash Compensation Package effective July 30, 2001. While the rest of your compensation package, as outlined in our letter of December 19, 2000, will remain the same, your annual salary will be increased from $210,000 to $245,000.

In addition, the company will pay you a retention bonus of $175,000, payable in the following circumstances and at the earliest of the following times:

     (a) if your employment is neither terminated by you, nor by the company for cause prior to July 31, 2003, on August 1, 2003;

     (b) if you voluntarily terminate your employment or if the company terminates your employment for cause between August 1, 2002 and July 31, 2003, on the day after your employment is so terminated; or

     (c) if your employment is terminated by the Company without cause at any time before July 31, 2003, then on the day after your employment is terminated.

You will also be granted a further option to purchase 198,000 common shares of the company at the current market price of $1.00 per share and which shall vest (i.e. become exercisable) monthly at a rate of 11,000 shares per month over the next eighteen months or at such earlier time in the event of a change of control in accordance with the Infowave Software, Inc. Stock Option Plan ("Plan"). This option is subject to the approval of the company's Board of Directors and regulatory approval. This option shall be exercisable in accordance with the Plan, provided however that the company will, as determined by the Board of Directors, extend the 30 day exercise period to the following extent in the following circumstances:

     (a) if your employment is neither terminated by you nor by the company without cause prior to July 31, 2003, the exercise period will be extended to two years after termination of employment;

     (b) if you voluntarily terminate your employment or if the company terminates your employment without cause between August 1, 2002 and July 31, 2003, the exercise period will be extended to 180 days after termination of employment.

You will appreciate that the details of all of these components of your Compensation Package need to be held in the strictest confidence by you. Confidentiality concerning all compensation issues is a condition of your acceptance of this salary increase and payment of the retention bonus.

To accept this offer, please sign both copies of this letter and return one copy to me by 5:00 p.m. on Monday, August 13, 2001.

Sal, we very much look forward to working with you to ensure that the next 3 years are outstanding years for Infowave.

INFOWAVE SOFTWARE, INC.



Todd Carter
Chief Financial Officer


I have read, understood and accept the terms of this letter.


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Sal Visca                                        Date